Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-296538) and related Prospectus of KeyCorp for the registration of common shares and to the incorporation by reference therein of our report dated February 23, 2026, except for Note 23 and Note 25, as to which the date is June 3, 2026, with respect to the consolidated financial statements of KeyCorp included in its Current Report on Form 8-K dated June 3, 2026, and our report dated February 23, 2026, with respect to the effectiveness of internal control over financial reporting of KeyCorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 22, 2026